Exhibit 10.1

Sixth Amendment to the

Amended and Restated Agreement

of Limited Partnership

of

LaSalle Hotel Operating Partnership, L.P.

This Amendment is made as of                              , 2006 by and among LaSalle Hotel Properties, a Maryland real estate investment trust, as the general partner (the “Trust” or the “General Partner”) of LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the Amended and Restated Agreement of Limited Partnership of LaSalle Hotel Operating Partnership, L.P., dated as of April 29, 1998, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of March 6, 2002, the Second Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of September 30, 2003, the Third Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of August 31, 2005, the Fourth Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of August 22, 2005, and the Fifth Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of February 8, 2006 (collectively, as amended, the “Partnership Agreement”), and JR Wall Street, LLC, a Delaware limited liability company (“JRW”) for the purpose of amending the Partnership Agreement. Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, Section 4.2A. of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined, subject to applicable Delaware law, by the General Partner; and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.2A. and 14.1B. of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Partnership Units, the Series F Preferred Units (as hereinafter defined), and to set forth the designations, rights, powers, preferences and duties of such Series F Preferred Units, (ii) to issue the Series F Preferred Units to JRW and admit JRW as an Additional Limited Partner, and (iii) to make certain other changes to the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1. Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:

“Applicable Floating Rate” means an interest rate per annum equal to (i) 150 basis points plus (ii) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in United States dollars for a 30-day period that appears on the Telerate Page 3750 (or any successor page as determined by the General Partner) as of 11:00 a.m. (London time) on the date as of which the Applicable Floating Rate must be determined, provided that, if such rate is not available for any reason, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined by the General Partner in good faith, at which deposits in United States dollars are offered by leading banks to other leading banks and accepted by such other leading banks in the London interbank eurodollar market at approximately 12:00 Noon (London time) on the date as of which the Applicable Floating Rate must be determined. The Applicable Floating Rate shall be reset prospectively each calendar month, on the first Business Day in such calendar month that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England. The initial Applicable Floating Rate, effective from the date the initial Series F Preferred Units are first issued until reset on                         , 2006 for the ensuing month, shall be              percent (            %).

“Series F Cash Amount” means an amount of cash equal to TWENTY-FIVE DOLLARS ($25), plus accrued and unpaid distributions.

“Series F Shares Amount” means a number of Shares obtained by dividing (i) the aggregate liquidation preference of the Series F Preferred Units, plus accrued and unpaid dividends thereon, offered for redemption by a Series F Redeeming Partner by (ii) (x) if the outstanding Shares are Publicly Traded, the average of the daily market price for the ten consecutive trading days immediately preceding the Valuation Date (the market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day), or (y) if the outstanding Shares are not Publicly Traded, a value as of the Valuation Date determined by the General Partner acting in good faith.

“Series F Preferred Units” means the series of Partnership Units representing units of Limited Partnership Interest designated as the Floating Rate Series F Cumulative Redeemable Preferred Units (Liquidation Preference $25 per unit), with the preferences, liquidation and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein.

2. In accordance with Section 4.2A of the Partnership Agreement, set forth below are the terms and conditions of the Series F Preferred Units.

A. Designation and Number. A series of Partnership Units, designated as the Floating Rate Series F Cumulative Redeemable Preferred Units, is hereby established. The maximum number of Series F Preferred Units shall be                     .

B. Rank. The Series F Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (i) senior to the Class A Units, Class B Units and to all Partnership Interests the terms of which specifically provide that such Partnership Interests shall rank junior to such Series F Preferred Units; (ii) on a parity with all Partnership Interests issued by the Partnership, including the

10.25% Series A Cumulative Redeemable Preferred Units, 8.375% Series B Cumulative Redeemable Preferred Units, 7.25% Series C Cumulative Redeemable Preferred Units, 7.5% Series D Cumulative Redeemable Preferred Units and the 8% Series E Cumulative Redeemable Preferred Units, other than those Partnership Interests referred to in clauses (i) and (iii); and (iii) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank senior to the Series F Preferred Units.

C. Distributions.

(i) Pursuant to Section 5.1 of the Partnership Agreement, holders of Series F Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions at the Applicable Floating Rate per annum (calculated based on the number of days in the applicable calendar month) of the TWENTY-FIVE DOLLARS ($25) per share liquidation preference of the Series F Preferred Units. Distributions on the Series F Preferred Units shall accumulate on a daily basis and be cumulative from (but excluding) the original date of issuance and be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, beginning on                         , 2006 (each such day being hereinafter called a “Series F Preferred Unit Distribution Payment Date;” provided that if any Series F Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Series F Preferred Unit Distribution Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series F Preferred Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Series F Preferred Unit Distribution Payment Date to such next succeeding Business Day. Any distribution (including the initial distribution) payable on the Series F Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series F Preferred Unit Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions that is not more than 90 nor less than 10 days prior to such Series F Preferred Unit Distribution Payment Date (each, a “Series F Preferred Unit Distribution Record Date”).

(ii) No distribution on the Series F Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(iii) Notwithstanding anything to the contrary contained herein, distributions with respect to the Series F Preferred Units shall accumulate whether or not the restrictions referred to in Subsection 2.C.(ii) exist, whether or not the Partnership has earnings, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series F Preferred Units will accumulate as of the Series F Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption as the case may be. Accumulated and unpaid distributions will not bear interest.

(iv) If any Series F Preferred Units are outstanding, no distributions of cash or other property will be authorized or paid or set apart for payment on any Partnership Interests of the Partnership of any other class or series ranking, as to distributions, on a parity with or junior to the Series F Preferred Units unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Units and all other Partnership Interests ranking on a parity, as to distributions, with the Series F Preferred Units, all distributions authorized, paid or set apart for payment upon the Series F Preferred Units and all other units ranking on a parity, as to distributions, with the Series F Preferred Units shall be authorized and paid pro rata or authorized and set apart for payment pro rata so that the amount of distributions authorized per Series F Preferred Unit and each such other Partnership Interest shall in all cases bear to each other the same ratio that accumulated distributions per Series F Preferred Unit and other Partnership Interest (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Units which may be in arrears.

(v) Except as provided in subsection 2.C.(iv), unless full cumulative distributions on the Series F Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series F Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series F Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series F Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except (a) by conversion into or exchange for other Partnership Interests ranking junior to the Series F Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership, or (b) by redemption, purchase or acquisition of Partnership Interests under incentive, benefit or unit purchase plans of the Partnership for Employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them, or (c) by redemption of Partnership Units corresponding to any Series C Preferred Shares or shares ranking on parity or junior to the Series C Preferred Shares as to distributions and upon liquidation to be purchased by the General Partner pursuant to Article VII of the Declaration of Trust to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to

Article VII of the Declaration of Trust, or (d) by redemption of Series C Preferred Units for Series C Preferred Shares having an aggregate liquidation preference equal to such Series C Preferred Units or redemption of any other Partnership Interests ranking on a parity with the Series F Preferred Units as to distributions or upon liquidation for a number of preferred shares of beneficial interest (or other comparable equity interest) in the General Partner having an aggregate liquidation preference equal to the aggregate liquidation preference of such parity Partnership Interests and other terms substantially equivalent to the economic terms of such parity Partnership Interests).

(vi) Holders of Series F Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series F Preferred Units as described above. Any distribution payment made on the Series F Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

D. Allocation of Net Income and Net Losses. Notwithstanding anything contained in the Partnership Agreement to the contrary, so long as any Series F Preferred Units are outstanding, for each fiscal year, prior to any allocations of Net Income under the Partnership Agreement, the holders of Series F Preferred Units shall be allocated an amount of Net Income equal to the excess of: (i) the sum of (x) the aggregate amount of cash (or the fair market value of property) actually distributed to the holders of Series F Preferred Units during such fiscal year and all prior fiscal years other than distributions constituting a return of any prior capital contributions to a holder under paragraphs E and F hereof, plus (y) the amount of accrued but unpaid distributions owed to such holders of Series F Preferred Units as of the end of such fiscal year, over (ii) the aggregate of all prior allocations of Net Income to such holder under this paragraph D. In the event there are insufficient Net Income to allocate the full amount of Net Income required to be allocated to the holders of Series F Preferred Units under this paragraph D, then such Net Income shall be allocated to and among the holders of Series F Preferred Units, pro-rata, in proportion to the amount required to be allocated to them. For purposes of this paragraph D, a distribution shall be deemed to have been made in a fiscal year even if such distribution was actually made in the following fiscal year if the distribution in the following fiscal year was in payment of an accrued and unpaid distribution owed under paragraph C hereof. Any Net Income allocated pursuant to this Paragraph D shall be in lieu of and without duplication by any other allocation of Net Income under the Partnership Agreement. Notwithstanding anything contained in the Partnership Agreement to the contrary, so long as any Series F Preferred Units are outstanding, any Net Losses required to be allocated under Section 6.1(B) of the Partnership Agreement shall be allocated to and among the holders of the Series F Preferred Units and the other Partners in a manner so as to cause the balance of each Partner’s Capital Account to equal the amount that each such Partner would be entitled to be distributed if the Partnership sold all of its assets for their book value (as defined in Treasury Regulation Section 1.704-1(b)), paid all of its liabilities, distributed the proceeds of such sale to the Partners in liquidation of the Partnership in the relative priorities of distributions of assets to the Partners upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership contained in paragraph E of this Amendment to the Partnership Agreement.

E. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series F Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution to the Partners pursuant to Section 13.2.A of the Partnership Agreement a liquidation preference in cash of TWENTY-FIVE DOLLARS ($25) per Series F Preferred Unit, plus an amount equal to all accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series F Preferred Units as to liquidation rights.

(ii) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership are insufficient to make such full payment to holders of the Series F Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series F Preferred Units in the distribution of assets, then the holders of the Series F Preferred Units and other such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(iii) Written notice of any such liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Units at the respective address of such holders as the same shall appear on the transfer records of the Partnership.

(iv) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(v) None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

F. Redemption by the Partnership.

(i) Except as provided below, the Series F Preferred Units are not redeemable prior to                         , 2016. On and after                             , 2016, the Partnership, at its option, upon giving notice as provided below, may redeem the Series F Preferred Units, in whole or in part from time to time, for cash, at a redemption price of TWENTY-FIVE DOLLARS ($25) per share, plus all accumulated and unpaid distributions on such Series F Preferred Units to the date of such redemption (the “Redemption Right”).

(ii) If fewer than all of the outstanding Series F Preferred Units are to be redeemed pursuant to the Redemption Right, the Series F Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the General Partner.

(iii) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series F Preferred Units shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series F Preferred Units shall be redeemed unless all outstanding Series F Preferred Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series F Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all Series F Preferred Units. In addition, unless full cumulative distributions on all Series F Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series F Preferred Units (except by conversion into or exchange for Partnership Interests ranking junior to the Series F Preferred Units as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series F Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Units.)

(iv) Immediately prior to any redemption of Series F Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Series F Preferred Unit Distribution Record Date and prior to the corresponding Series F Preferred Unit Distribution Payment Date, in which case each holder of Series F Preferred Units at the close of business on such Series F Preferred Unit Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series F Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such units before such Series F Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Units for which a notice of redemption has been given.

(v) The following provisions set forth the procedures for redemption:

(a) Notice of redemption will be mailed by the Partnership, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date addressed to the respective holders of record of the Series F Preferred Units to be redeemed at their respective addresses as they appear on the transfer records of the Partnership. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series F Preferred Units except as to the holder to whom notice was defective or not given.

(b) In addition to any information required by law, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series F Preferred Units to be redeemed; (D) the place or places where the Series F Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series F Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series F Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series F Preferred Units held by such holder to be redeemed.

(c) On or after the redemption date, each holder of Series F Preferred Units to be redeemed shall present and surrender the certificates (if any or, if none, an assignment and such other documentation reasonably acceptable to the General Partner) representing his Series F Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such units (including all accumulated and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such assignment or certificate representing Series F Preferred Units as the owner thereof and each surrendered certificate, if any, shall be canceled. If fewer than all the units represented by any such certificate representing Series F Preferred Units are to be redeemed, a new certificate, as applicable, shall be issued representing the unredeemed units.

(d) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series F Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to the redemption date), shall cease and terminate and such units shall not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s transfer records, and such units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to the redemption date) of the Series F Preferred Units so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series F Preferred Units to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates, if any, representing such units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series F Preferred Units at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

G. Voting Rights.

(i) Holders of the Series F Preferred Units will not have any voting rights or right to consent to or approve of any matter requiring the vote, consent or approval of the Limited Partners, Outside Limited Partners or Partners, except as set forth below or as otherwise from time to time required by law. In any matter in which the holders of Series F Preferred Units are entitled to vote, each such holder shall have the right to one vote for each Series F Preferred Unit held by such holder. If the holders of the Series F Preferred Units and the holders of another series of preferred units are entitled to vote together as a single class on any matter, the holders of the Series F Preferred Units and the holders of such other preferred units shall each have one vote for each TWENTY-FIVE DOLLARS ($25) of liquidation preference.

(ii) So long as any Series F Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series F Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any Partnership Interest ranking senior to the Series F Preferred Units with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or reclassify any Partnership Interest of the Partnership into any such Partnership Interest, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Partnership Interest; or (ii) amend, alter or repeal the provisions of the Partnership Agreement (including this Amendment), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as Series F Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Partnership may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series F Preferred Units, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series F Preferred Units; and provided further that (x) any increase in the amount of the authorized Preferred Units or the creation or issuance of any other Partnership Interests, or (y) any increase in the amount of authorized Series F Preferred Units or any other Partnership Interests, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series F Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(iii) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series F Preferred Units shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

H. Redemption Right by Limited Partner.

(i) Subject to the limitations below, at any time on or after the first anniversary date of the issuance of the Series F Preferred Units to a Limited Partner, a Limited Partner holding such Series F Preferred Units (if other than the General Partner or any Subsidiary of the General Partner) shall have the right (the “Series F Limited Partner Redemption Right”) to require the Partnership to redeem such Series F Preferred Units, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Series F Cash Amount to be paid by the Partnership. Any such Series F Limited Partner Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series F Limited Partner Redemption Right (the “Series F Redeeming Partner”). A Limited Partner may exercise the Series F Limited Partner Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Series F Preferred

Units that it owns, as selected by the Limited Partner, provided that a Limited Partner may not exercise the Series F Limited Partner Redemption Right for less than one thousand (1,000) Series F Preferred Units unless such Series F Redeeming Partner then holds less than one thousand (1,000) Series F Preferred Units, in which event the Series F Redeeming Partner must exercise the Series F Limited Partner Redemption Right for all of the Series F Preferred Units held by such Series F Redeeming Partner.

(ii) The Series F Redeeming Partner shall have no right with respect to any Series F Preferred Units so redeemed to receive any distributions paid after the Specified Redemption Date (unless the Partnership and the General Partner default in the payment of the Series F Cash Amount or the Series F Shares Amount, as applicable) with respect to such Series F Preferred Units. In no event may a Series F Redeeming Partner receive a distribution of cash with respect to a Series F Preferred Unit (nor, notwithstanding anything to the contrary in this Amendment, shall the Series F Cash Amount include accrued and unpaid cash distribution with respect to a Series F Preferred Unit) if such Limited Partner is entitled to receive a cash dividend as the holder of record of a Share for which all or part of such Series F Preferred Unit has been or will be redeemed.

(iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.H., and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Series F Preferred Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(iv) If the General Partner provides notice to the Limited Partners pursuant to Section 8.5.C of the Partnership Agreement, then the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right.

(v) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy a Series F Limited Partner Redemption Right by paying to the Series F Redeeming Partner either the Series F Cash Amount or the Series F Shares Amount, as the General Partner determines in its sole and absolute discretion, on the Specified Redemption Date, whereupon the General Partner shall acquire the Series F Preferred Units offered for redemption by the Series F Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Series F Preferred Units. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Series F Limited Partner Redemption Right, the General Partner shall not have any obligation to the Series F Redeeming Partner or to the Partnership with respect to the Series F Redeeming Partner’s exercise of the Series F Limited Partner Redemption Right. If the General Partner shall exercise its right to satisfy the Series F Limited Partner Redemption Right in the manner described in the first sentence of this Section 2.H.(v) and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Series F Redeeming Partner with respect to such Series F Redeeming Partner’s exercise of the Series F Limited Partner Redemption Right, and each of the Series F Redeeming Partner, the Partnership and the General Partner

shall, for federal income tax purposes, treat the transaction between the General Partner and the Series F Redeeming Partner as a sale of the Series F Redeeming Partner’s Series F Preferred Units to the General Partner. Nothing contained in this Section 2.H.(v) shall imply any right of the General Partner to require any Limited Partner to exercise the Series F Limited Partner Redemption Right afforded to such Limited Partner pursuant to Section 2.H.(i).

(vi) If the General Partner determines to satisfy a Series F Limited Partner Redemption Right by paying the Series F Redeeming Partner in the form of Shares, the total number of Shares to be paid to the Series F Redeeming Partner in exchange for the Series F Preferred Units to be redeemed by the Series F Redeeming Partner shall be the applicable Series F Shares Amount. If this amount is not a whole number of Shares, the Series F Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Series F Redeeming Partner.

(vii) Each Series F Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Shares upon exercise of the Series F Limited Partner Redemption Right.

(viii) Notwithstanding the other provisions of this Section 2.H., a Limited Partner or Assignee shall not be entitled to exercise the Series F Limited Partner Redemption Right pursuant to this Section 2.H. if (but only as long as) the delivery of Shares to such Limited Partner or Assignee on the Specified Redemption Date (i) would be prohibited under the Declaration of Trust or pursuant to the terms of a waiver of ownership limit under the Declaration of Trust, or (ii) would be prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Series F Limited Partner Redemption Right).

(ix) Each Limited Partner covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

I. No Other Redemption Rights. Holders of Series F Preferred Units shall not be entitled to any rights provided to Limited Partners pursuant to Section 8.6 of the Partnership Agreement.

J. No Conversion Rights. The holders of the Series F Preferred Units shall not have any rights to convert such units into units of any other class or series of units, or into any other securities of, or interests in, the Partnership.

K. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series F Preferred Units.

L. Revised Meaning of Certain Defined Terms. When used with reference to the Series F Preferred Units, the term “Shares” refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner and “Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit A to this Amendment.

3. In accordance with Section 12.2 of the Partnership Agreement, JRW is hereby admitted as an Additional Partner. Exhibit A to the Partnership Agreement is hereby amended to reflect the issuance of the Series F Preferred Units provided for herein.

4. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.

By:	LaSalle Hotel Properties, a Maryland real estate investment trust, its General Partner, and attorney-in-fact of each Limited Partner

By:
Name:	Hans S. Weger
Title:	Chief Financial Officer

ADDITIONAL LIMITED PARTNER

JR WALL STREET, LLC, a Delaware limited liability company

By:
Name:
Title:

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